MONTHLY REPORT - APRIL 2009

                          Providence Select Fund, LP
             The net asset value of a unit as of April 30, 2009
                was $ 728.32, down 1.0% from $ 735.67 per unit
                             as of March 31, 2009.

                     STATEMENT OF CHANGES IN NET ASSET VALUE

                                               Current Period      Year to Date
Net Asset Value (1,832.012 units)at           $   1,347,749.10     1,789,191.21
   March 31, 2009
Addition of 0.000 units on April 1,                       0.00        45,002.84
   2009
Redemption of 79.498 units on April 30,             (57,899.98)     (380,257.13)
   2009
Net Income (Loss)                                   (13,456.76)     (177,544.56)
                                               ----------------  ---------------
Ending Net Asset Value (1,752.514 units)      $   1,276,392.36     1,276,392.36
   on April 30, 2009                           ================  ===============
Net Asset Value per Unit at
April 30, 2009                                $         728.32

                        STATEMENT OF INCOME AND EXPENSE
Income:
   Gain (loss) on trading of commodity
      futures:
      Realized gain (loss) on                 $     (11,736.53)      (80,325.91)
         closed contracts

      Change in unrealized gain (loss) on open       28,354.60        28,354.60
         contracts

   Interest income                                      103.81           592.17
                                                ---------------  ---------------
Total: Income                                        16,721.88       (51,379.14)
Expenses:
   Brokerage commissions                              7,304.16        34,783.41
   Operating expenses                                 6,618.37        28,736.91
   Incentive fee                                          0.00             0.00
   Management fee                                         0.00             0.00
   Continuing service fee                             4,809.63        16,859.18
   Organizational & offering expenses                11,446.48        45,785.92
                                                ---------------  ---------------
Total: Expenses                                      30,178.64       126,165.42
                                                ===============  ===============
Net Income (Loss) - April 2009              $       (13,456.76)     (177,544.56)

                                     To the best of my knowledge and belief,
                                     the information contained herein is
                                     accurate and complete.

                                         /s/ Michael P. Pacult
                                         Michael P. Pacult, President
                                         White Oak Financial Services. Inc.
                                         General Partner
                                         Providence Select Fund. LP